FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
FEB 26 1999
No. C 4139-96
/s/ Dean Heller
DEAN HELLER, Secretary of State




                  ARTICLES OF SHARE EXCHANGE FOR
               SILVER STRIKE MINING COMPANY, INC.,
                       A NEVADA CORPORATION


    Pursuant to the provisions of Section 78.458 of the Nevada Revised Statutes, Silver Strike Mining Company, Inc., a Nevada corporation (the "Corporation") hereby adopts and files the following Articles of Share Exchange as the acquiring corporation of the reorganization with Christopher Partners, Inc., a Georgia corporation ("Christopher"):

    FIRST: The name and place of incorporation of each corporation which is a party to this share exchange is as follows:

    NAME                                 PLACE OF INCORPORATION

    Silver Strike Mining Company, Inc.        Nevada
    (the acquiring corporation)

    Christopher Partners, Inc.
    (the acquired corporation)                Georgia

    SECOND: The Plan of Reorganization (the "Plan") governing the share exchange between the Corporation and Christopher has been adopted by the Boards of Directors of the Corporation and Christopher.

    THIRD: The Plan has been consented to by the shareholders of the corporation owning a majority of the issued and outstanding shares of the sole class of voting common stock of the corporation and a majority of the shareholders of Christopher. The number of shares of stock outstanding in each of the corporations (and the number of votes entitled to be cast) as of the date of the adoption of the Plan was as follows:

                                    NUMBER OF
ENTITY                              TYPE OF SHARES        SHARES OUTSTANDING

Silver Strike Mining Company, Inc.    Common               1,022,500

Christopher Partners, Inc.            Common              11,233,222

    The number of shares of stock of each corporation which voted for or consented to the Plan was as follows:

ENTITY                             TYPE OF SHARES    FOR           AGAINST

Silver Strike Mining Company, Inc.       Common      613,500         0
Christopher Partners, Inc.               Common    6,350,000         0

    FOURTH: The number of votes cast for or consenting to the Plan by each voting group entitled to vote was sufficient for approval of the share exchange by each such voting group.

    FIFTH: The complete executed Plan is on file at the registered office or other place of business of the Corporation.

    SIXTH: A copy of the Plan will be furnished by the Corporation, on request and without cost, to any shareholder of either corporation which is a party to the share exchange.

    SEVENTH:  The share exchange is effective upon filing.

    DATED this 29th day of January, 1999.

                         /s/ Martin Goicoechea
                        ___________________________________
                            President

                         /s/ Anita Patterson
                        ___________________________________
                        Secretary

STATE OF UTAH          )
                       :  ss.
COUNTY OF SALT LAKE    )

    On this 29th day of January, 1999, personally appeared before me Martin Goicoechea and Anita Patterson personally known to me or proved to me on the basis of satisfactory evidence, and who, being by me duly sworn, did say that they are the President and Secretary of Silver Strike Mining Company, Inc., and that said document was signed by them on behalf of said corporation by authority of its bylaws, and said Martin Goicoechea and Anita Patterson acknowledged to me that said corporation executed the same.


                                       /s/ M. Jeanne Ball
                                           NOTARY PUBLIC

<Notary Seal of:
M. Jeanne Ball
215 So. State 12th Flr
Salt Lake City, Utah 84111
My Commission expires
February 4, 1999
State of Utah>